Exhibit 99.1

News From

Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-2500

Media Contact:	Tiffani Washington, 847-914-2925
Investor Contacts:	Rick Hans, CFA, 847-914-2385
Lisa Meers, CFA, 847-914-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports Record First Quarter 2010 Earnings Per Diluted Share of 49 Cents,
Increasing 19.5 Percent; Results Include 3 Cents Per Diluted Share of Restructuring Costs

•	First quarter sales up 9.5 percent to record $16.4 billion
•	Cash flow from operations for the quarter more than triples to $1.2 billion
•	More than 17,000 Walgreens and Take Care Clinic immunizers administer 5.4 million flu shots, up from 1.2 million last year

DEERFIELD, Ill., Dec. 21, 2009 – Walgreens (NYSE, NASDAQ: WAG) today announced record earnings and sales for the first quarter of fiscal year 2010.

Net earnings for the quarter ended Nov. 30 were $489 million, a 19.6 percent increase from $408 million in the same quarter a year ago. Earnings per share were 49 cents per diluted share, a 19.5 percent increase from 41 cents per diluted share a year ago.  First quarter 2010 results include the impact of 3 cents per diluted share in restructuring and related costs associated with the company’s Rewiring for Growth initiative.

Cash flow from operations for the quarter more than tripled over last year’s quarter to $1.2 billion, driven by improved working capital and drugstore performance.

“We’re extremely pleased to report solid, double-digit earnings growth,” said Walgreens President and CEO Greg Wasson. “We remain confident we can continue to generate strong cash flow, which provides us the financial strength and flexibility to continue investments in our core strategies while returning cash to shareholders.”

First quarter sales increased 9.5 percent from the prior-year quarter to $16.4 billion. Total sales in comparable stores (those open at least a year) increased 4.9 percent in the quarter, while front-end comparable store sales increased 2.7 percent.

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Prescription sales, which accounted for 66.2 percent of sales in the quarter, climbed 10.0 percent, while prescription sales in comparable stores increased 6.1 percent. The company’s number of prescriptions filled increased 12.0 percent over last year’s first quarter, including a benefit of 0.7 percentage points due to more patients filling 90-day prescriptions. The company exceeded by 5.5 percentage points the industry-wide prescription growth rate, excluding Walgreens, during the same period as reported by IMS Health.

An early flu season and a well-executed flu shot campaign that launched Sept. 1, a month earlier than last year, lifted front-end and pharmacy sales in September, October and, to a lesser extent, November.

“Consumer concerns over high unemployment and the challenging economy were a drag on holiday sales at the end of November, and we’ve seen a similar pattern through mid-December,” said Wasson. “Like every Christmas season, our performance is driven by the final days, which makes this an important week. The calendar works in our favor this year, with Christmas falling on a Friday. That means the convenience of our more than 7,100 stores makes us an ideal destination for last-minute shopping needs.”

Selling, general and administrative expense dollars in the first quarter grew 7.4 percent over the year-ago period. SG&A restructuring costs related to Rewiring for Growth were $14 million both in this quarter and the year-ago quarter. Total Rewiring for Growth restructuring and related costs this quarter, including SKU discontinuation, were $42 million.

Total expense growth was partially offset by savings from Rewiring for Growth, primarily in store payroll expenses. Rewiring for Growth remains on track to deliver $1 billion in pre-tax cost savings beginning in fiscal 2011.

Gross profit margins decreased 0.1 percentage points versus the year-ago quarter to 27.7 as a percent to sales.  Negatively impacting margins were front-end product mix, non-retail businesses and Customer Centric Retailing (CCR) markdowns. Helping overall margins were an increase in pharmacy margins due to the impact of generic drug sales and flu shots, and a LIFO provision of $34 million this year versus $43 million last year.

Other first quarter highlights

During the quarter, Walgreens continued to focus on its three core strategies – to leverage the best store network in America, enhance the customer experience and drive cost reductions and productivity gains.

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In September, the company launched its largest flu shot campaign in history, administering more than 5 million shots by the end of November compared with 1.2 million in the entire previous flu season. The program attracted many new patients to Walgreens pharmacies, as two-thirds of flu shot recipients hadn’t filled a prescription at Walgreens in the last six months.

“Our seasonal flu shot program was one of the best-executed initiatives in my 30 years at Walgreens,” said Wasson. “We see big opportunities to deliver preventive services including pharmacist-delivered immunizations and vaccinations as we continue to expand our capabilities in this area. It’s a great illustration of the accessibility of our pharmacists on the front lines of health care.”

The company opened or acquired 172 new drugstores (a net gain of 150 after relocations and closings) in the quarter compared with 212 (or a net gain of 187) in the year ago quarter. Walgreens expects organic store growth of between 4.5 and 5 percent in fiscal 2010 and between 2.5 and 3 percent annually beginning in 2011.

In October, Walgreens announced the acquisition of certain assets from 12 Eaton Apothecary pharmacies in the Boston area. The transaction, expected to close in January, is an example of the company’s market share growth opportunities through targeted acquisitions.

Walgreens completed the rollout of its CCR format in 400 stores in Texas during the quarter. Customer response to the initiative, designed to improve the overall shopping experience and increase both the number of customer visits and basket size, has been positive.

The company is adding its new beer and wine selection to most stores and now has nearly 1,600 stores with the products. Expanding this category to most stores is another step toward making Walgreens a destination retailer.

Walgreens also launched its new brand campaign, “Walgreens. There’s A Way” in September, followed by the re-launch of Walgreens.com with a variety of new healthy living and product resources, and simplified shopping tools and services.

As part of its $2 billion stock repurchase program announced in October, Walgreens bought back $150 million in company stock during the quarter.

The road ahead

“We approach the coming year confident in our strategies and cautious about the economy,” said Wasson. “Despite ongoing economic challenges, our strong balance sheet and unparalleled network of locations and services position us for continued growth. We’ll continue to execute our strategies in order to drive sales, accelerate earnings and deliver strong cash flow.”

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At Nov. 30, Walgreens operated 7,649 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,147 drugstores, as well as worksite health centers, home care facilities and specialty, institutional and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, Dec. 21. The conference call will be simulcast through Walgreens investor relations Web site at: http://investor.walgreens.com. A replay of the conference call will be archived on the Web site for 12 months after the call. A podcast also will be available on the investor relations Web site.

The replay also will be available from 11:30 a.m. Eastern time, Dec. 21 through Dec. 28 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 2499110.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,
	2009	2008

Net sales	$16,364	$14,947

Cost of Sales (1)	11,826	10,796
Gross Profit	4,538	4,151
Selling, general and administrative expenses	3,741	3,482
Operating Income	797	669

Interest expense, net	21	15

Earnings Before Income Tax Provision	776	654
Income tax provision	287	246
Net Earnings	$489	$408
Net earnings per common share:
Basic	$.49	$.41
Diluted	$.49	$.41

Dividends declared	$.1375	$.1125

Average shares outstanding	988.4	988.6
Dilutive effect of stock options	5.0	1.6
Average Shares Outstanding Assuming Dilution	993.4	990.2

	Percent of Sales

Net sales	100.0%	100.0%

Cost of Sales	72.3	72.2
Gross Margin	27.7	27.8
Selling, general and administrative expenses	22.8	23.3

Interest expense, net	0.2	0.1

Earnings Before Income Tax Provision	4.7	4.4
Income tax provision	1.7	1.7
Net Earnings	3.0%	2.7%

(1) Fiscal 2010 first quarter includes a LIFO provision of $34 million versus $43 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	November 30,	November 30,
	2009	2008
Assets
Current Assets:
Cash and cash equivalents	$2,552	$886
Short-term investments	600	-
Accounts receivable, net	2,577	2,776
Inventories	7,474	8,298
Other current assets	170	199
Total Current Assets	13,373	12,159
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	10,865	10,150
Goodwill	1,467	1,433
Other non-current assets	843	771
Total Non-Current Assets	13,175	12,354
Total Assets	$26,548	$24,513
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$13	$1,080
Trade accounts payable	5,043	5,026
Accrued expenses and other liabilities	2,446	2,246
Income taxes	320	144
Total Current Liabilities	7,822	8,496

Non-Current Liabilities:
Long-term debt	2,366	1,337
Deferred income taxes	275	154
Other non-current liabilities	1,464	1,395
Total Non-Current Liabilities	4,105	2,886

Shareholders' Equity	14,621	13,131

Total Liabilities and Shareholders' Equity	$26,548	$24,513

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Three Months Ended November 30,
	2009	2008

Cash flows from operating activities:
Net earnings	$489	$408
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	257	236
Deferred income taxes	(4)	16
Stock compensation expense	24	32
Income tax savings from employee stock plans	3	-
Other	5	4
Changes in operating assets and liabilities -
Accounts receivable, net	(54)	(313)
Inventories	(682)	(1,036)
Other assets	3	15
Trade accounts payable	735	736
Accrued expenses and other liabilities	65	21
Income taxes	259	210
Other non-current liabilities	68	(17)
Net cash provided by operating activities	1,168	312

Cash flows from investing activities:
Purchases of short-term investments – held to maturity	(600)	-
Proceeds from short-term investments – held to maturity	500	-
Additions to property and equipment	(304)	(638)
Proceeds from sale of assets	5	15
Business and intangible asset acquisitions, net of cash received	(32)	(61)
Net cash used for investing activities	(431)	(684)

Cash flows from financing activities:
Net proceeds from short-term borrowings	-	998
Stock purchases	(195)	(99)
Proceeds related to employee stock plans	63	32
Cash dividends paid	(136)	(111)
Other	(4)	(5)
Net cash (used for) provided by financing activities	(272)	815

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	465	443
Cash and cash equivalents at beginning of year	2,087	443
Cash and cash equivalents at November 30	$2,552	$886

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